SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2011

BORGWARNER INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12162 (Commission File No.)	13-3404508 (IRS Employer Identification No.)

3850 Hamlin Road, Auburn Hills, Michigan 48326
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

          On June 30, 2011, BorgWarner Inc. (the "Company") entered into an Amended and Restated Credit Agreement (the "Credit Agreement") with Bank of America, N.A., as administrative agent, and other lenders, under which the lenders committed to provide loans under an unsecured revolving credit facility (the "Credit Facility") in an initial maximum principal amount of up to $650 million, which may be increased by an additional principal amount of up to $350 million upon the Company's request and pursuant to the agreement of lenders and the other conditions set forth in the Credit Agreement.

          Bank of America, N.A. is the administrative agent, swingline lender and an issuing bank, and Deutsche Bank Securities Inc., Citibank, N.A., and KeyBank National Association are the co-syndication agents for the Credit Facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., and KeyBank National Association are the joint lead arrangers and joint book managers for the Credit Facility. The Credit Agreement amends and restates in its entirety the Credit Agreement dated as of March 31, 2010, among the Company and Bank of America, N.A., as administrative agent, and other lenders identified therein (the "Existing Credit Agreement")

          The commitments of the lenders under the Credit Facility mature on June 30, 2016, unless extended by the lenders, at their option upon request by the Company. Interest under the Credit Facility accrues at varying rates based upon (i) the type of borrowing under the Credit Facility and (ii) the rating by certain specified rating agencies of the Company's outstanding senior, unsecured, long-term indebtedness as of the applicable date of borrowing.

          The Credit Facility and the Company's indebtedness under certain related treasury management and hedging arrangements is guaranteed by the Company's material direct and indirect domestic subsidiaries.

          The Credit Agreement includes financial covenants that require the Company (i) to maintain a consolidated interest coverage ratio (i.e., as at the date of determination, the ratio of consolidated EBITDA for any period of four consecutive fiscal quarters of the Company ending on such date to consolidated interest charges for such period) of no less than 4.00 to 1.00, and (ii) to maintain a consolidated leverage ratio (i.e., as at the last day of any period of four consecutive fiscal quarters of the Company, the ratio of consolidated net debt on such day to consolidated EBITDA for such period) of not more than 3.25 to 1.0.

          The Credit Agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, customary ERISA defaults, certain events of bankruptcy and insolvency, judgment defaults or a change in control of the Company. The Credit Agreement also contains a provision permitting the lenders to accelerate the repayment of all loans outstanding under the Credit Facility during an event of default.

          None of the Company or any of its affiliates has a material relationship with any lender in the Credit Facility other than in respect of the Credit Facility.

          Any proceeds from the Credit Facility will be used by the Company for working capital, to finance capital expenditures and acquisitions, and for other general purposes. While no new borrowings were made at the closing of the Credit Agreement, $225 million in loans made under the Existing Credit Agreement remain outstanding under the terms of the Credit Agreement.

          The descriptions of (i) the Credit Agreement and (ii) the guaranty of the Company's indebtedness by certain of its subsidiaries (the "Guaranty") are qualified in their entirety by reference to the full text of the Credit Agreement, and the Guaranty, the forms of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

          The information under Item 1.01 of this report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)          Exhibits. The following exhibits are being filed as part of this Report.

Exhibit Number	Description

10.1

Amended and Restated Credit Agreement dated as of June 30, 2011, among BorgWarner Inc., as Borrower, the Administrative Agent named therein, the Co-Syndication Agents named therein, and the Lenders that are parties thereto.

10.2	Guaranty Agreement

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.

Date: June 30, 2011	By:	/s/ John J. Gasparovic
	Name:	John J. Gasparovic
	Its:	Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1

Amended and Restated Credit Agreement dated as of June 30, 2011, among BorgWarner Inc., as Borrower, the Administrative Agent named therein, the Co-Syndication Agents named therein, and the Lenders that are parties thereto.

10.2	Guaranty Agreement